Exhibit 99.1

Poore Brothers Reports Fourth-Quarter & Fiscal 2005 Results;

Announces Share Repurchase Plan

GOODYEAR, Ariz. – February 16, 2006 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the fourth quarter and 2005 fiscal year ended December 31, 2005.  The Company also announced that its Board of Directors approved a share repurchase plan.

Net revenues set a fourth quarter record of $17.0 million, 4% above last year’s fourth quarter of $16.4 million.  The Company reported a net loss of $(1.1) million, or $(0.05) per basic and diluted share, as compared to a profit of $0.6 million, or $0.03 per basic and diluted share last year.  The decreased profitability resulted principally from severance costs associated with departed executives, professional service fees associated with the restatement of second-quarter financial results, and inventory and obsolete product write-downs associated with slow-moving new products.

For the fiscal year ended December 31, 2005, net revenue increased 10% to a record $75.3 million, compared with net revenue of $68.8 million for the previous fiscal year.  Net income for the fiscal year decreased to $0.3 million, or $0.01 per basic and diluted share, compared with net income of $2.1 million, or $0.11 per basic and diluted share, in the prior year period.  The same factors that affected fourth quarter results also impacted fiscal year results.

The Company’s 10% revenue growth rate for the year was attributable mainly to the introduction of Cinnabon® products and moderate gross revenue growth amongst nearly all company brands.  The primary cause of the company’s lower earnings for the year was slower than expected consumer takeaway of new products which led to higher than expected trade promotion spending rates and significant inventory write-downs in the second half of the year.  The underlying financial progress of the company continues to be masked by the investments associated with the company’s attempts to create another national brand to complement T.G.I. Friday’s® snack chips.

The Company previously communicated that it intends to no longer launch new products nationally until they are validated with thorough small-scale market tests, thus mitigating the financial risk of new brand launches.  It also communicated that because of competitive reasons it would no longer disclose new brand opportunities until they are launched into test market and that it would no longer provide annual revenue and earnings projections.

Mr. Eric J. Kufel, Chief Executive Officer, commented, “We are disappointed with the Company’s fourth quarter and fiscal 2005 performance and have taken swift action to improve the Company’s profitability, including staffing reductions, process improvements and price increases on certain products.  Much of the fourth quarter and fiscal year loss was associated with severance payments, professional service fees and inventory write-downs associated with new products failing to meet sales expectations.  Selling, general and administrative expenses grew at a faster rate than revenue and increased trade promotion investments did not generate expected rates of growth.  These issues are being addressed by streamlining the Company’s expense structure, focusing the organization on our core profit drivers, and improving the efficiency and effectiveness of our trade promotion investment process.”

The Company also announced that its Board of Directors has authorized a share repurchase program whereby the Company may repurchase up to $3 million of the Company’s outstanding common shares.  The repurchase program will expire on February 14, 2007.

“The repurchase program represents our commitment to improving shareholder value and demonstrates the confidence that our Board and management have in our capital position and future prospects,” stated Mr. Kufel.  The share repurchase program will be conducted under the provisions of Rule 10b-18 under the Securities Exchange Act of 1934.  Purchases may be made in the open market or in privately negotiated transactions from time to time, as market conditions warrant.

The Company may also implement all or part of the repurchase program pursuant to a plan meeting the conditions of Rule 10b5-1 under the Exchange Act.  A 10b5-1 plan permits a company to repurchase its common shares during times when it would not normally be in the market due to possession of material nonpublic information; provided that such plan is entered into at a time when the company is not in possession of material, non-public information and satisfies certain other conditions.

All repurchases of common shares will be made in compliance with regulations set forth by the Securities and Exchange Commission and will be subject to market conditions, applicable legal requirements and other factors. This program does not obligate the Company to acquire any particular amount of common shares and the plan may be suspended or discontinued at any time at the Company’s discretion.

Mr. Kufel concluded, “Reiterating our goals for the remainder of 2006, we intend to execute one or more strategic acquisitions, return the existing business to profitability through disciplined growth strategies and improved efficiencies, and to test market new brand concepts.  We are dissatisfied with our financial results in 2005 and we are committed to return the Company to its historical path of both revenue and net income growth.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™.  For further information about Poore Brothers or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Fiscal Year Ended
	Dec. 31, 2005	Dec. 25, 2004	Dec. 31, 2005	Dec. 25, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$17,016,160	$16,399,000	$75,332,541	$68,734,763
Cost of revenues	14,907,081	12,398,306	61,435,762	52,747,106
(Gain) on sale of equipment/Brand discontinuance costs	—	308,104	(194,359)	1,722,863
Gross profit	2,109,079	3,692,590	14,091,138	14,264,794
Selling, general & administrative expenses	3,762,808	2,565,069	13,638,684	10,558,544
Operating income (loss)	(1,653,729)	1,127,521	452,454	3,706,250
Interest income (expense), net	(45,454)	(19,093)	49,274	(164,797)
Income (loss) before income taxes	(1,699,183)	1,108,428	501,728	3,541,453
Income tax benefit (provision)	632,764	(464,739)	(221,244)	(1,406,739)
Net income (loss)	$(1,066,419)	$643,689	$280,484	$2,134,714

Earnings (loss) per common share:
Basic	$(0.05)	$0.03	$0.01	$0.11
Diluted	$(0.05)	$0.03	$0.01	$0.11
Weighted average number of common shares:
Basic	20,053,509	19,141,844	19,763,992	18,794,977
Diluted	20,053,509	19,319,000	19,763,992	18,947,553

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2005	Dec. 25, 2004
	(unaudited)	(unaudited)
Current assets	$21,411,795	$19,013,368
Property and equipment, net	10,109,654	10,815,963
Other assets, net	10,282,120	10,287,956
Total assets	$41,803,569	$40,117,287

Current liabilities	$7,522,523	$7,299,274
Long-term debt	1,681,432	1,729,134
Other long-term liabilities	2,356,757	2,280,793
Total liabilities	11,560,712	11,309,201
Shareholders’ equity	30,242,857	28,808,086
Total liabilities and shareholders’ equity	$41,803,569	$40,117,287

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	Dec. 31, 2005	Dec. 25, 2004
	(unaudited)	(unaudited)
Net cash flows from operating activities	$487,266	$6,547,129
Net cash flows from investing activities	(281,999)	(455,769)
Net cash flows from financing activities	(185,512)	344,560
Net increase in cash	19,755	6,435,920
Cash and cash equivalents at beginning of period	9,675,490	3,239,570
Cash and cash equivalents at end of period	$9,695,245	$9,675,490